UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2016

ALTA MESA HOLDINGS, LP

(Exact name of registrant as specified in its charter)

Texas	333-173751	20-3565150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15021 Katy Freeway, Suite 400

Houston, Texas, 77094

(Address of principal executive offices)

(281) 530-0991

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Third Priority Lien Credit Agreement

On February 11, 2016, Alta Mesa Holdings, LP, a Texas limited partnership (the “Company”) and certain of its subsidiaries, as guarantors, entered into a third lien senior secured term loan agreement (the “Third Priority Lien Credit Agreement”) with Wilmington Trust, National Association, as administrative agent, and the lenders party thereto, pursuant to which the lenders will be delivered 10 5⁄8% senior secured third lien term loans maturing in 2021 (the “Term Loans”) of the Company in exchange for Notes (as defined in Section 7.01 below). The Third Priority Lien Credit Agreement will have a maturity date of March 15, 2021, and the Term Loans made pursuant to it will bear interest at a rate of 10 5⁄8% per annum.

The Company may prepay all or a portion of the Term Loans at a prepayment price (plus accrued and unpaid interest) of: (i) 105.313% after the second anniversary of the settlement date for the Exchange Offer (as defined in Section 7.01 below) but before the third anniversary of the settlement date; (ii) 102.656% after the third but before the fourth anniversary of the settlement date, and (iii) 100% after the fourth anniversary of the settlement date. At any time on or prior to the second anniversary of the settlement date, the Company may prepay the Term Loans at a make whole prepayment price listed in the Third Priority Lien Credit Agreement plus accrued and unpaid interest. In addition, at any time on or prior to the second anniversary of the settlement date the Company may prepay up to 35% of the aggregate principal amount of the Term Loans from the proceeds of certain sales of its equity securities at 110.625% of the principal amount, plus accrued and unpaid interest. The Term Loans are also subject to mandatory prepayment offers upon the occurrence of certain events, such as asset sales or a change of control, as set forth in the Third Priority Lien Credit Agreement attached hereto as Exhibit 10.1.

The obligations under the Third Priority Lien Credit Agreement will be unconditionally guaranteed, jointly and severally, on a third-lien senior secured basis by each of the entities that guarantee the Company’s obligations under that certain Sixth Amended and Restated Credit Agreement, dated as of May 13, 2010, by and among the Company, the affiliates of the Company party thereto, the lenders party thereto from time to time and Wells Fargo Bank, N.A. as administrative agent for such lenders (as amended, the “First Lien Credit Agreement”). The obligations under the Third Priority Lien Credit Agreement and the guarantees of such obligations will be secured by third-priority liens on all collateral that secures the obligations under the First Lien Credit Agreement and the obligations under that certain Senior Secured Term Loan Agreement, dated as of June 2, 2015, by and among the Company, the affiliates of the Company party thereto, the lenders party thereto from time to time and Morgan Stanley Energy Capital, Inc., as administrative agent for such lenders (as amended, the “Second Lien Credit Agreement”).

The Third Priority Lien Credit Agreement will contain covenants that, among other things, limit the Company’s ability and the ability of the Company’s restricted subsidiaries to: prepay subordinated indebtedness, pay distributions, redeem stock or make certain restricted investments; incur indebtedness; create liens on the Company’s assets to secure debt; restrict dividends, distributions or other payments from subsidiaries to the Company; enter into transactions with affiliates; designate subsidiaries as unrestricted subsidiaries; sell or otherwise transfer or dispose of assets, including equity interests of restricted subsidiaries; effect a consolidation or merger; and change the Company’s line of business. The covenants are subject to important exceptions and qualifications, as set forth in the Third Priority Lien Credit Agreement attached hereto as Exhibit 10.1. There are no financial maintenance covenants in the Third Priority Lien Credit Agreement.

The foregoing summary of the Third Priority Lien Credit Agreement is qualified in its entirety by reference to the copy of the Third Priority Lien Credit Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above related to the Third Priority Lien Credit Agreement is hereby incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure

On February 11, 2016, the Company issued a press release regarding the commencement of a private offer (the “Exchange Offer”) to (i) “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) banks or other institutional lenders (including special purpose vehicles established by banks or other institutional lenders) that are non-U.S. persons (as defined in Regulation S under the Securities Act) (collectively, the “Eligible Holders”), who hold its outstanding 9 5/8% Senior Notes due 2018 (the “Notes”) to exchange any and all of its outstanding Notes for Term Loans and to solicit consents to proposed amendments to the indenture for the Notes. The Exchange Offer is being made upon the terms and subject to the conditions set forth in the confidential Offer to Exchange and Consent Solicitation Statement, dated February 11, 2016 (“Offer to Exchange”). A copy of the press release is filed as Exhibit 99.1 hereto.

This notice shall not constitute an offer to exchange, nor a solicitation of an offer to exchange any security. No recommendation is being made as to whether holders of the Notes should exchange Notes for Term Loans.

In connection with the Exchange Offer, the Company is providing herewith the following information and “Risk Factor” in connection with the Company’s business that are contained in the confidential Offer to Exchange related to the Exchange Offer:

Our consolidated financial statements for the year ended December 31, 2015 are not yet available, and data with respect to our cumulative production for the fourth quarter of 2015 are also not available. However, we are currently projecting average daily production during the fourth quarter of 2015 of 17 to 18 MBoe per day as compared to an average 18.4 MBoe per day for the year ended December 31, 2014. This decline is primarily due to the Eagle Ford divestiture. We are also projecting total revenues of $88 million to $92 million for the fourth quarter of 2015 as compared to $180 million in the fourth quarter of 2014. This decline is due both to reduced prices received for oil and gas sales and the Eagle Ford divestiture. In addition, we are currently projecting Adjusted EBITDAX of $54 million to $58 million for the fourth quarter of 2015, which includes a non-recurring gain of $18 to $20 million due to hedge unwinds and an adjustment to general and administrative expense due to a decrease in bonus estimates, as compared to $61.8 million in the fourth quarter of 2014.

The preliminary financial results and other financial data presented above are subject to the completion of our year-end financial closing procedures. Those procedures have not been completed.

These preliminary estimates are not a comprehensive statement of our financial results for the three-month period ended December 31, 2015 or the year ended December 31, 2015, and our actual results for such periods may differ materially from these preliminary estimates due to the completion of our year-end financial closing procedures, final adjustments and completion of the audit of our financial statements. In connection with the completion of these activities, we may identify items that would require us to make adjustments to these preliminary estimates, which may be material. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. Accordingly, you should not place undue reliance on such estimates. We do not undertake any obligation to update these preliminary estimates.

Risk Factor

Certain of our undeveloped leasehold assets are subject to leases that will expire over the next several years unless production is established on units containing the acreage.

Leases on oil and natural gas properties typically have a term of three to five years, after which they expire unless, prior to expiration, a well is drilled and production of hydrocarbons in paying quantities is established. Although the majority of our reserves are located on leases that are held by production, we do have provisions in some of our leases that provide for the lease to expire unless certain conditions are met, such as drilling having commenced on the lease or production in paying quantities having been obtained within a defined time period. If commodity prices remain low or we are unable to fund our anticipated capital program there is a risk that some of our existing proved reserves and some of our unproved inventory could be subject to lease expiration or a requirement to incur additional leasehold costs to extend the lease. This could result in a reduction in our reserves and our growth opportunities (or the incurrence of significant costs). Although we seek to actively manage our undeveloped properties, our drilling plans for these areas are subject to change based upon various factors, including drilling results, oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, gathering system and pipeline transportation constraints and regulatory approvals.

Additionally, Exhibit 99.2 contains certain unaudited pro forma financial information of the Company provided to the Eligible Holders which gives effect to the divestiture of certain of the Company’s Eagle Ford properties, including unaudited pro forma condensed consolidated balance sheet and statement of operations as of September 30, 2015. The unaudited pro forma financial information is based upon currently available information, assumptions and estimates which the Company believes are reasonable. These assumptions and estimates, however, are subject to change. In the Company’s opinion, all adjustments have been made that are necessary to present fairly the unaudited pro forma combined financial information. The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of future operating results or financial position. The unaudited pro forma financial information presented herein may not be consistent with all of the requirements of Regulation S-X promulgated under the Securities Act.

The information contained in this Item 7.01 of Form 8-K, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) nor shall it be deemed incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such filing.

Statements contained in this Item 7.01 and in Exhibits 99.1 and 99.2 to this report that state the Company’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act and the Exchange Act. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission.

The Company undertakes no duty or obligation to publicly update or revise the information contained in this report, although the Company may do so from time to time as management believes is warranted. Any such updating may be made through the filing of other reports or documents with the Securities and Exchange Commission, through press releases or through other public disclosure.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Title of Document

10.1	Third Lien Senior Secured Term Loan Agreement dated as of February 11, 2016 by and among Alta Mesa Holdings, LP, the lenders party thereto from time to time (the “Lenders”), and Wilmington Trust, National Association, as administrative agent for such Lenders.

99.1	Press Release dated February 11, 2016 announcing the commencement of the Exchange Offer.

99.2	Unaudited pro forma financial statement disclosures from materials presented to Eligible Holders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTA MESA HOLDINGS, LP

February 11, 2016	By:	/s/ Michael A. McCabe
Michael A. McCabe, Vice President and Chief Financial Officer of Alta Mesa Holdings GP, LLC, general partner of Alta Mesa Holdings, LP

Exhibit Index

Exhibit Number	Title of Document

10.1	Third Lien Senior Secured Term Loan Agreement dated as of February 11, 2016 by and among Alta Mesa Holdings, LP, the lenders party thereto from time to time (the “Lenders”), and Wilmington Trust, National Association, as administrative agent for such Lenders.

99.1	Press Release dated February 11, 2016 announcing the commencement of the Exchange Offer.

99.2	Unaudited pro forma financial statement disclosures from materials presented to Eligible Holders.